October 10, 2012

Northern Lights Fund Trust III

450 Wireless Blvd.

Hauppauge, New York  11788

Re:

Northern Lights Fund Trust III - File Nos.  333-178833 and 811-22655

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1 to the Northern Lights Fund Trust III Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 under the Securities Act of 1933 (Amendment No. 16 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP